UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-QSB

(Mark One)

[X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2004

[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

For the transition period

Commission file number 0-27387
VOICE MOBILITY INTERNATIONAL, INC. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation or organization)	33-0777819 (I.R.S. Employer Identification No.)
100 - 4190 Lougheed Hwy Burnaby, British Columbia, Canada V5C 6A8 (Address of principal executive offices)
(604) 482-0000
(Issuer's telephone number)
Not Applicable (Former name, former address and former fiscal year, if changed since last report)

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.      Yes [X]     No [ ]

 2

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court.     Yes [ ]     No [ ]

APPLICABLE ONLY TO CORPORATE ISSUERS

38,009,141 shares of common stock issued and outstanding as of May 1, 2004. As of May 1, 2004, there were 3,340,000 exchangeable shares of Voice Mobility Canada Limited issued and outstanding, which shares are exchangeable into shares of our common stock at any time with no additional consideration.

Transitional Small Business Disclosure Format (Check one):      Yes [ ]      No [X]

VOICE MOBILITY INTERNATIONAL, INC.
FORM 10-QSB
FOR THE QUARTER ENDED MARCH 31, 2004
INDEX

PART I - FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements (Unaudited)

a) Consolidated Balance Sheets - March 31, 2004 and December 31, 2003

b) Consolidated Statements of Operations and Comprehensive Loss- Three Months Ended March 31, 2004 and 2003

c) Consolidated Statements of Cash Flows - Three Months Ended March 31, 2004 and 2003

d) Notes to the Consolidated Financial Statements - March 31, 2004

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Item 3. Controls and Procedures

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

Item 2. Changes in Securities

Item 3. Defaults upon Senior Securities

Item 4. Submission of Matters to a Vote of Security Holders

Item 5. Other Information

Item 6. Exhibits and Reports on Form 8-K

Signatures

PART 1 - FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements.

Voice Mobility International, Inc.

CONSOLIDATED BALANCE SHEETS
(Unaudited - Expressed in U.S. Dollars)
(See Note 1 - Nature of Operations and Basis of Presentation)
As at	March 31,	December 31,
	2004	2003
	$	$
ASSETS
Current
Cash and cash equivalents	567,079	85,636
Other receivables	12,445	13,921
Note receivable (Note 2)	190,406	190,406
Deferred contract costs	81,631	81,631
Prepaid expenses	44,340	63,776
Total current assets	895,901	435,370

Deferred finance costs (Note 5)	44,485	51,420
Property and equipment [net of accumulated amortization: March 31, 2004 - $3,687,016; December 31, 2003 - $3,675,409]	58,393	115,684
Total Assets	998,779	602,474

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current
Accounts payable	202,844	269,071
Accrued liabilities	174,850	207,194
Employee related payables	79,335	67,227
Deferred revenue	303,278	306,740
Accrued interest on Series C promissory notes payable (Note 4)	17,733	17,936
Accrued interest on Series D promissory notes payable (Note 5)	1,839	1,860
Series E promissory notes payable and accrued interest (Note 6)	526,195	534,510
Current portion of promissory note payable (Note 7)	351,293	355,303
Total current liabilities	1,657,367	1,759,841

Series C promissory notes payable (Note 4)	3,459,582	3,467,563
Series D promissory notes payable (Note 5)	369,692	363,972
Promissory note payable (Note 7)	1,727,711	1,722,552
Total liabilities	7,214,352	7,313,928
Commitments and contingencies (Note 9)

Stockholders' deficiency (Note 8)
Common stock, $0.001 par value, authorized 100,000,000
37,999,141 outstanding [December 31, 2003 - 35,565,620]	37,999	35,566
Preferred stock, $0.001 par value, authorized 1,000,000
Series A Preferred stock, 1 outstanding	1	1
Additional paid-in capital	31,243,608	30,061,022
Accumulated deficit	(36,784,025)	(36,011,140)
Other accumulated comprehensive income	(713,156)	(796,903)
Total stockholders' deficiency	(6,215,573)	(6,711,454)
Total liabilities and stockholders' deficiency	998,779	602,474

See accompanying notes

Voice Mobility International, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited - Expressed in U.S. Dollars)

	For the three months ended,
	March 31,	March 31,
	2004	2003
	$	$

Sales	-	29,742
Cost of sales	-	-
Gross Profit	-	29,742

Operating expenses
Sales and marketing	161,143	206,312
Research and development	207,767	214,130
General and administrative	241,774	359,533
	610,684	779,975
Loss from operations	610,684	750,233
Interest income	(65)	(1)
Interest expense	162,266	76,891
Net loss for the period	772,885	827,123
Foreign currency translation (gains) losses	(83,746)	172,195
Comprehensive loss for the period	689,139	999,318

Loss per share (Note 8[d])
Basic and diluted loss per share	(0.02)	(0.02)

See accompanying notes

Voice Mobility International, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - Expressed in U.S. Dollars)
	For the three months ended,
	March 31,	March 31,
	2004	2003
	$	$

OPERATING ACTIVITIES
Net loss for the period	(772,885)	(827,123)
Non-cash items included in net loss
Amortization	55,538	229,924
Amortization of deferred finance costs	6,323	31,066
Non-cash interest expense	40,779	-
Stock based compensation	2,083	1,325
Loss on disposal of property and equipment	1,903	1,782
	(666,259)	(563,026)
Net change in operating assets and liabilities	(39,872)	80,353
Cash (used in) operating activities	(706,131)	(482,673)

INVESTING ACTIVITIES
Purchase of property and equipment	(8,269)	-
Proceeds on sale of property and equipment	619	9,847
Cash (used in) investing activities	(7,650)	(9,847)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	764,783	-
Proceeds from series B promissory notes payable	-	603,703
Proceeds from exercise of warrants	406,076	-
Proceeds from exercise of stock options	12,075	-
Cash provided by financing activities	1,182,934	603,703

Effect of change in foreign exchange rate on cash and cash equivalents	12,290	(1,470)

Increase in cash and cash equivalents	481,443	129,407
Cash and cash equivalents, beginning of period	85,636	97,996
Cash and cash equivalents, end of period	567,079	227,403

See accompanying notes

VOICE MOBILITY INTERNATIONAL, INC.
Notes to Consolidated Financial Statements
March 31, 2004
Unaudited

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Voice Mobility International, Inc., (the "Company") is a Nevada corporation engaged in the development and sales and marketing of enhanced messaging software through its wholly owned operating subsidiaries, Voice Mobility Inc. and Voice Mobility (US) Inc. The Company's enhanced messaging software suite will allow for legacy voice-mail replacement and incremental offerings such as real time call connect, voice-mail to e-mail, and fax to e-mail services. These unified communication services are facilitated by the creation of a single personal digital mailbox that can receive any type of communication regardless of its incoming format or medium. The Company's principal geographic markets include North America, Europe and Asia.

The accompanying unaudited interim consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States for interim financial information and in accordance with Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

The balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2003.

The interim consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company incurred an operating loss of $610,684 for the three-months ended March 31, 2004 [March 31, 2003 - $750,233] and has a working capital deficiency of $761,466 that raises substantial doubt about its ability to continue as a going concern. Management has been able, thus far, to finance the operations, as well as the growth of the business, through a series of equity and debt financings. In 2003, the Company received proceeds in excess of $2.2 million in connection with the issuance of debt and equity financing. In addition, on March 4, 2004, the Company received proceeds in excess of $1.2 million on the completion of an equity private placement and the exercise of outstanding options and warrants. Management plans to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all. Management believes it has implemented significant cost reductions and expects to keep its operating costs to a minimum until cash is available through financing or operating activities. There are no assurances that the Company will be successful in achieving these goals.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and, if necessary, on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

2. NOTE RECEIVABLE

On August 8, 2001, an action against the Company and the predecessor corporation, Equity Capital Group, Inc. ("ECG"), was filed alleging breach of contract. A settlement agreement and mutual release was signed between the Company and the plaintiff and an amount of $252,500 was paid by the Company to the plaintiff in full settlement. Prior to signing the plaintiff settlement agreement, the Company signed an indemnification agreement with the former majority shareholder of ECG that indemnified the Company against this claim and set forth a payment schedule whereby the Company would fully recover the amounts paid to the plaintiff.

As at March 31, 2004, the former shareholder of ECG was delinquent in scheduled payments to the Company totaling $190,406.

In 2002, an existing shareholder and director of the Company agreed to indemnify the Company against any losses that may be incurred on the collectibility of the note receivable.

3. RESTRUCTURING OF DEBT AND PREFERRED SHARES

On September 9, 2003, the Company completed a restructuring arrangement whereby certain existing debt and convertible preferred shares were settled in full in exchange for the issuance of new debt, common stock and share purchase warrants. The exchange of old debt for new debt, common stock and share purchase warrants was accounted for in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings". The exchange of convertible preferred shares for new debt and share purchase warrants was accounted for in accordance with Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and Emerging Issues Task Force No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments".

Exchange of Series A and B Promissory Notes

The existing principal amounts of the Series A promissory notes (Cdn$650,000) and Series B promissory notes (Cdn$1,800,000) were exchanged for the same $1,814,949 (Cdn$2,450,000) principal amount of Series C promissory notes. The Series C promissory notes continue to bear interest at 8% per annum payable quarterly, however, the maturity date has been extended to December 31, 2005 (refer to Note 4).

As part of the troubled debt restructuring, the Company issued 864,702 common stock and 1,633,332 Series T share purchase warrants in partial settlement of $272,242 (Cdn$367,500) representing the 15% repayment premium accrued for the Series A promissory notes and Series B promissory notes. The fair market value of the common stock, based on quoted market price, was $211,387 (Cdn$285,352) and the estimated fair value of the share purchase warrants, using the Black-Scholes option pricing model, was $302,491 (Cdn$408,333). Accordingly, a loss of $241,636 (per share loss of $0.01) was recorded in the statement of operations for the year ended December 31, 2003. No other gain or loss was recognized on the restructuring of the promissory notes.

The Series T share purchase warrants are exercisable for a period of five years at an exercise price of $0.32 (Cdn$0.425) per share. The warrants also include a call feature at the option of the Company that is described in Note 8[c].

Exchange of Series B Convertible Preferred Shares

The Company issued Series C promissory notes with a principal amount of $1,757,093 (Cdn$2,372,526) and 1,581,684 Series T share purchase warrants in exchange for the settlement of 585,698 Series B convertible preferred shares with a stated amount of $1,757,093 (Cdn$2,372,526) and a previously recorded beneficial conversion feature of $1,341,448.

The Series C promissory notes bear interest at 8% per annum payable quarterly and mature on December 31, 2005 (refer to Note 4). The Series T share purchase warrants are exercisable for a period of five years at an exercise price of $0.32 (Cdn$0.425) per share. The warrants also include a call feature at the option of the Company that is described in Note 8[c].

The fair value of the Series C promissory notes on the date of issuance was estimated at $1,485,177 (Cdn$2,004,841) based on a 15% market interest rate which management has determined to reflect the Company's cost of borrowing. The fair value of the Series T share purchase warrants was estimated at $292,926 using the Black-Scholes option pricing model. The $1,320,438 net difference between the $3,098,541 combined carrying value of the convertible preferred shares and previously recorded beneficial conversion feature and the $1,778,103 combined fair value of the Series C promissory notes and Series T share purchase warrants issued has been recorded as a reduction to the accumulated deficit and a reduction to the net loss attributable to common stockholders.

4. SERIES C PROMISSORY NOTES PAYABLE
	March 2004		December 2003
	US$	Cdn$	US$	Cdn$

Principal	3,677,668	4,822,526	3,719,650	4,822,526
Unamortized debt discount	(218,086)	(285,977)	(252,087)	(326,831)
	3,459,582	4,536,549	3,467,563	4,495,695
Accrued interest	17,733	23,254	17,936	23,254
	3,477,315	4,559,803	3,485,499	4,518,949

The Series C promissory notes were issued on September 9, 2003 as part of the restructuring of debt and preferred shares described in Note 3.

The Series C promissory notes bear interest at the rate of 8% per annum payable quarterly and will mature on December 31, 2005. The Company has agreed to repay the Series C promissory notes at a rate equal to 10% of gross sales as and when generated and as reported on the Company's quarterly and annual financial statements.

The Series C promissory notes were recorded at a discount of $280,397 (Cdn$367,685), to reflect the fair value based on market interest rates. The discount is subject to accretion over the 27 month term to maturity of the promissory notes.

Repayment of the Series C promissory notes have been guaranteed by the Company and are secured against the assets of the Company's subsidiary, Voice Mobility Inc.

 5. SERIES D PROMISSORY NOTES PAYABLE
	March 2004		December 2003
	US$	Cdn$	US$	Cdn$

Principal	381,301	500,000	385,654	500,000
Repayment premium	57,195	75,000	57,848	75,000
Unamortized debt discount	(68,804)	(90,222)	(79,530)	(103,111)
	369,692	484,778	363,972	471,889
Accrued Interest	1,839	2,411	1,860	2,411
	371,531	487,189	365,832	474,300

On September 9, 2003, the Company issued an aggregate of $366,838 (Cdn$500,000) Series D promissory notes and 574,999 Class R share purchase warrants to four shareholders one of whom is also a director of the Company. The notes bear interest at a rate of 8% per annum, payable quarterly and are due on December 31, 2005. The warrants are exercisable for a period of five years at an exercise price of $0.32 (Cdn$0.425) per share. The warrants also include a call feature at the option of the Company that is described in Note 8[c].

The notes are subject to a repayment premium equal to 15% of the outstanding principal balance. The repayment premium of $57,195 (Cdn$75,000) was recorded as an increase to the promissory notes balance and as a deferred financing cost. The deferred financing cost is being amortized to interest expense over the 27 month term to maturity. The gross proceeds have been allocated to the promissory notes and the warrants based on the relative fair value of each security at the time of issuance. Accordingly, $284,466 (Cdn$384,000) was allocated to the promissory notes and $85,932 (Cdn$116,000) was allocated to the warrants in aggregate. The fair value of the warrants was estimated using the Black-Scholes option-pricing model. The discount on the notes as a result of the warrants is subject to accretion over the 27 month term to maturity of the promissory notes.

6. SERIES E PROMISSORY NOTES PAYABLE
	March 2004		December 2003
	US$	Cdn$	US$	Cdn$

Principal	457,561	600,000	462,784	600,000
Repayment premium	68,634	90,000	69,418	90,000
	526,195	690,000	532,202	690,000
Accrued interest	-	-	2,308	2,992
	526,195	690,000	534,510	692,992

During the months of November and December 2003, the Company issued an aggregate of $457,754 (Cdn$600,000) Series E promissory notes to two shareholders. The notes bear interest at a rate of 8% per annum, payable quarterly and are due on demand.

The notes are subject to a repayment premium equal to 15% of the outstanding principal balance. The repayment premium of $68,634 (Cdn$90,000) was recorded as an increase to the promissory notes balance and expensed immediately as interest since the notes are due on demand.

Repayment of the Series E promissory notes have been guaranteed by the Company and are secured against the assets of the Company's subsidiary, Voice Mobility Inc.

7. PROMISSORY NOTE PAYABLE
	March 2004		December 2003
	US$	Cdn$	US$	Cdn$

Principal	1,852,244	2,428,847	1,873,387	2,428,847
Accrued interest	226,760	297,350	204,468	265,093
	2,079,004	2,726,197	2,077,855	2,693,940
Less current portion	351,293	460,651	355,303	460,651
	1,727,711	2,265,546	1,722,552	2,233,289

On December 28, 2001, the Company issued Innovatia Inc. ("Innovatia"), an existing shareholder of the Company and a wholly owned subsidiary of Aliant Inc. ("Aliant"), a promissory note in the amount of $1,707,989 (Cdn $2,720,142) in settlement of development services provided by Innovatia from February 1, 2001 to December 31, 2001. Immediately thereafter, the Company repaid $132,059 (Cdn $210,000) of the promissory note by issuing 500,000 common shares at a market price of $0.26 (Cdn $0.42) per share. In accordance with the requirements of the Toronto Stock Exchange, the issuance of these common shares resulted in an equivalent reduction in the number of common shares reserved for issuance under the Company's current stock option plan.

The promissory note bears interest at prime plus 1% (prime rate at March 31, 2004 was 4.0%) and is repayable in quarterly installments until repaid in full. The amount payable each quarter ("Maximum Amount Payable") is the lesser of $172,865 (Cdn$226,678) and 40% of the net aggregate amount of invoices ("Invoiced Amount") issued by the Company to Aliant and its subsidiaries in the quarter. In the event the Invoiced Amount for a particular quarter exceeds $172,865 (Cdn$226,678), the Company will carry forward the difference between the Invoiced Amount and $172,865 (Cdn$226,678) and include the difference in the calculation of Maximum Amount Payable for subsequent quarters. The Company has the option, until December 31, 2004, to settle some or all of the promissory note, principal and interest, in cash, common shares or a combination thereof. If paid by common shares, then 500,000 of the shares will be valued at the lesser of the market price of the shares on the Toronto Stock Exchange and Cdn$0.75 per share, and the value of the balance of any other shares issuable is determined by the weighted average trading price of the Company's common share on the Toronto Stock Exchange over the ten trading days immediately prior to the date on which the common shares are to be issued.

After December 31, 2004, any amount of the promissory note which remains unpaid will continue to be settled at the lesser of $172,865 (Cdn$226,678) and 40% of the net aggregate amount of invoices issued by the Company to Aliant in the quarter, however the Company is required to settle only with common shares and the number of common shares payable each quarter, if any, is determined by dividing the Maximum Amount Payable by Cdn$1.56.

As of March 31, 2004, the current portion is calculated as $351,293 (Cdn$460,651), which consists of the amounts due for the quarters ended September 30, 2002 [$172,865 (Cdn$226,678)], December 31, 2002 [$172,865 (Cdn$226,678)] and March 31, 2003 [$5,563 (Cdn$7,295)]. No amounts are due for the quarters ended June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004 respectively.

As of March 31, 2004, if the Company made the election to settle the entire promissory note payable with common shares, this would result in the issuance of an additional 2,571,884 shares of common stock. The Company is required to obtain shareholder and regulatory approval to issue common shares to settle the promissory note. The Company has obtained shareholder and regulatory approval to issue up to 2,000,000 shares of common stock to settle all or a portion of the promissory note. If the Company does not obtain additional approval for further issuances of common stock, the Company can only repay the remaining balance of the promissory note, if any, in cash.

The Company believes Innovatia has not complied with the terms of its agreements and as a result the Company is currently in discussions with Innovatia to resolve the matter.

8. SHARE CAPITAL

[a] Issued and Authorized

The Company is authorized to issue up to 100,000,000 share of common stock, par value $.001 per share and up to 1,000,000 shares of preferred stock, par value $.001 per share.

In connection with the 1999 recapitalization of VMI, Voice Mobility Canada Limited (VM Canada) issued 6,600,000 VM Canada Exchangeable Shares. VM Canada is a wholly owned subsidiary of the Company. Each VM Canada Exchangeable Share is exchangeable for one of the Company's common shares at any time at the option of the shareholder, and will be exchanged no later than July 1, 2009, and has essentially the same voting, dividend and other rights as one of the Company's common shares. A share of Series A preferred voting stock, which was issued to a trustee in trust for the holders of the VM Canada Exchangeable Shares, provides the mechanism for holders of the VM Canada Exchangeable Shares to have voting rights in the Company. The Company considers each Exchangeable Share as equivalent to a share of its common stock and therefore the Exchangeable Shares are included in the computation of basic earnings per share.

On January 7, 2004, a holder of exchangeable shares exchanged 100,000 exchangeable shares into 100,000 common shares of the Company for no additional consideration.

During January 2004, the Company issued 55,438 shares of common stock from the exercise of stock options for gross proceeds of $12,075 (Cdn$15,590).

During January and February 2004, the Company issued 1,344,333 shares of common stock from the exercise of certain warrants for gross proceeds of $406,076 (Cdn$537,251).

On March 4, 2004, in connection with a private placement transaction, the Company issued 900,000 units at $0.86 (Cdn$1.15) per unit for net cash proceeds of $764,783 (Cdn$1,021,502). Each unit consists of one share of common stock and one half of one Series U share purchase warrant, with each whole warrant exercisable for a period of three years at an exercise price of $1.04 (Cdn$1.36) per share. The Company also issued 33,750 common shares and 16,875 Series U share purchase warrants to a third party as a finders fee. The warrants also include a call feature at the option of the Company that is described in Note 8[c].

As at March 31, 2004 the holders of the Exchangeable Shares are entitled to 3,350,000 individual votes in all matters of the Company. As the Exchangeable Shares are converted into common stock of the Company, the voting rights attached to the share of Series A preferred voting stock are proportionately reduced.

[b] Stock options

The Second Amended and Restated 1999 Stock Option Plan ("Plan") authorizes an aggregate amount of 10,000,000 common shares to be issued pursuant to the exercise of stock options.

Activity under the Plan is as follows:
		Options Outstanding
	Shares Available for Grant	Number of Shares	Exercise Price per Share	Weighted Average Exercise Price

Balance, December 31, 2003	3,887,296	4,658,249	0.12 - 7.25	$1.13
Options granted	(1,268,600)	1,268,600	0.65 - 0.99	$0.65
Options forfeited	150,603	(150,603)	0.21 - 1.70	$0.45
Options exercised	-	(55,438)	0.12 - 0.28	$0.21
Balance, March 31, 2004	2,769,299	5,720,808	0.12 - 7.25	$1.05

As at March 31, 2004, 4,700,809 (March 31, 2003 - 2,501,000) options outstanding have an exercise price denominated in Canadian dollars with a weighted average exercise price of Cdn$0.67 (March 31, 2003 - Cdn$0.24).

[c] Warrants

As at March 31, 2004, the Company has the following common stock warrants outstanding
	Number of Common Shares Issuable	Exercise Price $	Date of Expiry

Series K warrants	100,000	1.50	April 25, 2004
Series O warrants	250,000	0.25	July 26, 2005
Series R warrants	574,999	Cdn. $0.425	September 8, 2008
Series S warrants	1,176,470	Cdn. $0.425	September 8, 2008
Series T warrants	3,198,350	Cdn. $0.425	September 8, 2008
Series U warrants	466,875	Cdn. $1.36	March 4, 2007
	5,766,694

The Series R, S and T share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn. $1.275 on the Toronto Stock Exchange for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holders.

The Series U share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn. $3.00 on the Toronto Stock Exchange for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holders.

[d] Loss per share

The following table sets forth the computation of basic and diluted loss per share for the three months ended:
	March 31, 2004 $	March 31, 2003 $
Numerator:

Net loss for the period	(772,885)	(827,123)

Denominator:

Weighted average number of common stock outstanding	36,711,360	31,536,948
Weighted average number of common stock issuable on exercise of exchangeable shares	3,356,593	5,437,500
Weighted average number of common stock equivalents outstanding	40,067,953	36,974,448

Loss per share:

Basic and diluted loss per share	(0.02)	(0.02)

[e] Pro forma disclosure of stock based compensation

Pro forma information regarding results of operations and earnings (loss) per share is required by SFAS 123, as amended by SFAS 148, for stock-based awards to employees as if the Company had accounted for such awards using the fair value method.

The fair value of the Company's stock-based awards granted to employees for the three-month period ended March 31, 2004 was estimated using the Black-Scholes option pricing model. The option pricing assumptions include a dividend yield of 0%, a weighted average expected life of 3.05 years [three-month period ended March 31, 2003 - 2.5 years], a risk free interest rate of 3.34% [three-month period ended March 31, 2003 - 3.57%] and an expected volatility of 143% [three-month period ended March 31, 2003 - 169%]. The weighted average fair value of options granted in the three-month period ended March 31, 2004 was $0.52 [three-month period ended March 31, 2003 - $0.25]. For pro forma purposes, the estimated value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying options. The effect on the Company's net loss and loss per share of applying SFAS 123 to the Company's stock-based awards to employees would approximate the following:
	Three month period ended March 31, 2004 $	Three month period ended March 31, 2003 $

Net loss attributable to common shareholders	(772,885)	(827,123)
Compensation expense included in reported net loss	2,083	1,325
Compensation expense determined under the fair value method	(59,685)	(158,859)
Pro forma net loss	(830,487)	(984,657)

Basic and diluted loss per share
As reported	(0.02)	(0.02)
Pro forma	(0.02)	(0.03)

9. COMMITMENTS AND CONTINGENCIES

On December 31, 2001, a former employee filed a Writ of Summons and Statement of Claim with the Supreme Court of British Columbia claiming breach of an implied employment contract and Stock Option Agreement by the Company. The relief sought is damages under several causes of action for an aggregate of approximately $1,826,000. The Company believes that there is no substantive merit to the claim and management intends to vigorously defend the action. The Company has made no provision in the financial statements on the belief that the probability of a loss is remote. Any amount the Company may be obligated to pay, if any, in connection with this claim will be recorded in the period the claim is resolved.

10. RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46") and in December 2003, issued a revision to FIN 46 ("FIN 46R"). FIN 46 and FIN 46R require an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity that has (1) equity investment at risk that is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties, (2) a group of equity owners that are unable to make substantive decision's about the entity's activities, or (3) equity that does not absorb the entity's losses or receive the benefits of the entity. FIN 46 and FIN 46R are effective for all new variable interest entities created or acquired after January 31, 2003. The initial adoption of FIN 46 and FIN 46R did not have a material impact on the Company's financial position, results of operations or cash flows. For variable interest entities that are not special purpose entities created or acquired prior to February 1, 2003, FIN 46R is effective for the Company's first reporting period after December 15, 2004. The Company is currently evaluating the effect that the adoption of FIN 46R will have on its results of operations and financial condition.

11. SUBSEQUENT EVENTS

[a] On April 25, 2004, 100,000 Series K warrants expired unexercised.

[b] On April 27, 2004, a holder of exchangeable shares exchanged 10,000 exchangeable shares into 10,000 common shares of the Company for no additional consideration.

[c] On April 28, 2004, the Company granted an aggregate of 1,225,000 stock options with an exercise price of $0.82 (Cdn$1.11) and an expiry date of April 27, 2009 to the secretary and directors.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion of our financial condition and results of operations together with the consolidated interim unaudited financial statements and the notes to consolidated unaudited financial statements included elsewhere in this filing. Much of the information included in this quarterly report includes or is based upon estimates, projections or other "forward-looking statements". Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested herein. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Such estimates, projections or other "forward-looking statements" involve various risks and uncertainties as outlined below. We caution readers of this quarterly report that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward-looking statements". In evaluating us, our business and any investment in our business, readers should carefully consider the risk factors that are included on page 22 of this quarterly report.

In this quarterly report, unless otherwise specified, all dollar amounts are expressed in United States dollars. All references to "CDN$" refer to Canadian dollars and all references to "common shares" refer to the common shares in our capital stock.

We are engaged in the development and sales and marketing of unified voice messaging software through our wholly-owned operating subsidiaries, Voice Mobility Inc. and Voice Mobility (US) Inc. Our enhanced messaging software suite allows for legacy voice-mail replacement and incremental offerings such as real time call connect, voice-mail to e-mail, and fax to e-mail services. These unified communication services are facilitated by the creation of a single personal digital mailbox that can receive any type of communication regardless of its incoming format or medium.

During the years ended December 31, 2003, 2002 and 2001, we implemented a restructuring plan in an effort to reduce our expenses and monthly burn rate. The restructuring plan consisted primarily of a reduction in employees in all areas of our operations, a reduction in our office space from 5,000 s.f. to 2,000 s.f. (saving rent of $2,000 (CDN$3,000) per month) by relocating our offices to our new premises in Burnaby, British Columbia, a reduction in the size of our office space in Victoria, British Columbia by subleasing a portion of that space and by a significant reduction in the utilization of consultants.

During the year ended December 31, 2003, we shifted our sales model from a direct sales model to a channel partner model. A channel partner is a party who will purchase our product for resale to telecommunication companies. This fundamentally shifted the way our company was structured. Instead of selling and supporting the customer directly, we will utilize the channel partner to conduct the sales and support activities for our enhanced messaging software. This shift in our structure allowed us to reduce expenses in the areas of support and training. We reduced the number of employees by eight and we reduced expenses across the company after a comprehensive review of our expenditures. This allowed us to stretch the funds we received through equity and debt financing to execute on our business plan.

Below is a table summarizing the percentage change for each of our departments over the past three years.

Percentage change in Operating Expenses by Department
Department	2003	2002	2001
Sales and marketing (1)	(39.6)%	(50.7)%	(37.6)%
Research and development (2)	(31.5)%	(77.1)%	70.5%
General and administrative (3)	(33.2)%	(37.7)%	(0.4)%

(1) We have reduced Sales and marketing expenses from $3,588,642 to $665,801 from fiscal 2000 to fiscal 2003.

(2) We have reduced Research and development expenses from $2,709,048 to $725,456 from fiscal 2000 to fiscal 2003.

(3) We have reduced General and administrative expenses from $3,639,028 to $1,507,652 from fiscal 2000 to fiscal 2003.

Results of Operations for the Three-Month Periods ended March 31, 2004 and March 31, 2003:

Sales

Sales for the three-month period ended March 31, 2004 were $nil, compared to $29,742 for the three-month period ended March 31, 2003. Sales for the three-month period ended March 31, 2003 were from recognition of deferred revenue related to Ikano Communications from 2000 ($20,522) and support services ($9,220).

During the three-months ended March 31, 2004, we did not generate any sales. We have shifted our sales approach from direct sales to sales through channel partners. During the three-month period ended March 31, 2004, our focus was to establish and develop a relationship with a channel partner that would provide us with opportunities for sales to Tier I telecommunication companies. We have not generated any sales through channel partners to date.

Cost of sales

Cost of sales for the three-month period ended March 31, 2003 was $nil due to the nature of the revenue earned.

Operating Expenses

Total operating costs for the three-month period ended March 31, 2004 were $610,684 compared to $779,975 for the three-month period ended March 31, 2003. The decrease in total costs of $169,291, or 22%, was primarily attributable to the continued implementation of our restructuring plan to conserve cash and to reduce our monthly cash burn rate. The reduction in personnel was the primary method used to reduce our operating costs.

Sales & Marketing

Our sales and marketing costs consist primarily of personnel, advertising, promotions, public relations and business development. Total costs were $161,143 and $206,312 for the three-month periods ended March 31, 2004 and March 31, 2003 respectively, representing a decrease of $45,169 or 22%.

The decrease of $45,169 in sales and marketing expense is a result of a decrease in sales and marketing personnel, advertising and promotions, travel, consulting fees, and general sales and marketing expenses. This decrease is a result of our shift from a direct sales model to a channel partner model. This shift will allow us to utilize the brand of our channel partner to access the persons making the purchase decisions at the Tier I telecommunication companies. The shift resulted in the reduction in staff which we employed for sales support and training. From a sales perspective, we believe that this shift will allow for greater revenue potential over time. The primary reason for the decrease in costs is a result of a significant cost reduction plan. We decreased personnel in our sales and marketing department by one person between April 1, 2003 and March 31, 2004.

Research and Development

Our research and development costs were $207,767 and $214,130 respectively for the three-month periods ended March 31, 2004 and March 31, 2003 respectively, representing a decrease of $6,363 or 3%. The decrease of $6,363 is primarily a result of a decrease in data and voice transmission costs, and related facility costs resulting from our cost reduction plan.

General and Administrative

Our general and administrative costs consist primarily of personnel costs, professional and legal costs, consulting fees, travel, and the lease of office space. General and administrative costs were $241,774 and $359,533 for the three month periods ended March 31, 2004 and March 31, 2003 respectively, representing a decrease of $117,759 or 33%. These costs reflect employee stock option compensation cost of $2,083 and $1,325 for the three-month periods ended March 31, 2004 and 2003 respectively.

The decrease of $118,517 (net of stock based compensation) is a result of a decrease in professional and legal costs, consulting fees, lease of office space, and general administrative costs.

Interest Expense

Our interest expense was $162,266 and $76,891 for the three-month period ended March 31, 2004 and 2003 respectively. The increase in interest expense resulted from the increase in the outstanding debt securities for the three-month period ended March 31, 2004 compared to the three-month period ended March 31, 2003.

Income Taxes

For financial statement purposes the Company has recognized a valuation allowance equal to deferred tax assets, which includes net operating loss carry forwards, for which realization is uncertain.

Net Loss

Our net loss was $772,885 and $827,123 for the three-month period ended March 31, 2004 and 2003 respectively. The primary reason for the decrease in net loss is due to the implementation of our restructuring plan to conserve cash.

Since inception through March 31, 2004, we have incurred aggregate net losses of $36.8 million. The losses were primarily incurred as a result of our focus on the development and testing of our product and the marketing of our product. We have moved our focus from the development of our product and we are now in a position to focus on the sales of our product and we believe that we will continue to incur losses until we generate sufficient revenues to cover all of our operating expenses. Because we are uncertain as to the rate at which telecommunications companies will replace their legacy voicemail systems with technology like our enhanced messaging product, we cannot accurately predict when we will be able to generate revenues which will exceed our ongoing operating expenses.

Liquidity and Capital Resources

As of March 31, 2004, we had $567,079 in cash and cash equivalents and a working capital deficiency of $761,466.

Operating Activities

Our operating activities resulted in net cash outflows of $0.7 million for the three-month period ended March 31, 2004. Operating activities resulted in net cash outflows $2.1 million and $2.6 million respectively for the years ended December 31, 2003 and 2002. The operating cash outflows for these periods resulted from significant investments in research and development, sales, marketing and services, which led to operating losses in all periods.

Investing Activities

Investing activities resulted in net cash outflows of $7,650 for the three-month period ended March 31, 2004. Investing activities resulted in net cash inflows of $8,292 for the year ended December 31, 2003. Investing activities resulted in the net cash outflow of $5,043 for the year ended December 31, 2002. The investing activities in fiscal 2003 and 2002 were limited due to our cash conservation plans. At March 31, 2004, we did not have any material commitments for future capital expenditures.

Financing Activities

Financing activities resulted in net cash inflows of $1.2 million for the three month period ended March 31, 2004 from the issuance of common shares and share purchase warrants in a private placement transaction in March 2004 and the exercise of certain share purchase warrants and options in January and February 2004.

Financing activities resulted in net cash inflows of $2.2 million for the fiscal year ended December 31, 2003 from the issuance of Series B, D and E promissory notes and the issuance of common shares and share purchase warrants in a private placement transaction in September 2003. Financing activities resulted in net cash inflows of $926,533 and $9,730,855 for the fiscal years ended December 31, 2002 and 2001 respectively.

On June 28, 2002, we received $428,891 (CDN$650,000) from the issuance of Series A promissory notes bearing interest at 8% per annum payable quarterly. The notes included a 15% repayment premium due on settlement. The notes were repayable on the earlier of June 27, 2003 or when our net revenues plus any proceeds we receive from any financing exceed $1,906,505 (CDN$2,500,000), or when we complete a consolidation, merger, amalgamation or other reorganization the result of which the successor corporation has working capital of more than $1,906,505 (CDN$2,500,000). We did not repay the notes on their maturity date of June 27, 2003. The proceeds from the promissory notes were applied towards working capital purposes. The Series A promissory notes were exchanged into the Series C promissory note on September 9, 2003. See Notes 3 and 4 to the unaudited interim consolidated financial statements for further details on the Series A promissory notes and the exchange to Series C promissory notes.

In July 2002, we received $0.5 million in proceeds through a series of equity private placements. The private placements involved the issuance of both common shares and warrants. The proceeds were applied towards working capital purposes.

On December 30, 2002, we entered into two loan subscription agreements (Series B promissory notes) with two shareholders (William Laird and Margit Kristiansen) whereby if we achieve certain milestones, we would receive an aggregate of $1,222,391 (CDN$1,800,000). Each of these lenders advanced $101,866 (CDN$150,000) on each of December 30, 2002, January 31, 2003 and February 28, 2003. In addition, each of these lenders advanced a further $101,866 (CDN$150,000) three days after we provide the lenders with a written notice that: (i) we have received gross revenues of $35,690 (CDN$46,800) prior to the end of April 30, 2003; (ii) we have received gross revenues of $53,535 (CDN$70,200) prior to the end of May 31, 2003; and (iii) we have received gross revenues of $60,673 (CDN$79,560) prior to the end of June 30, 2003. The notes are repayable on the earlier of the date which is one year following the effective date of the notes, or when our cumulative revenues plus the net proceeds of any debt or equity financing exceed $1,906,505 (CDN$2,500,000), or when we complete a consolidation, merger, amalgamation, arrangement or other reorganization as a result of which the successor corporation after completion of the transaction has working capital of more than $1,906,505 (CDN$2,500,000). The notes bear interest at a rate of 8% per annum payable quarterly. The notes included a 15% repayment premium due on settlement. In December 2002, we received $190,162 (CDN$300,000) as the first series of proceeds from the loan subscription agreement. The proceeds from the promissory notes were applied towards working capital purposes. Subsequent to the year ended December 31, 2002, in January 2003 and February 2003, we received the next two series of proceeds of $199,667 (CDN$300,000) each. These proceeds from the promissory notes were applied toward working capital purposes. Although we did not meet the milestones as outlined in the agreements, the lenders continued to advance funds in March, April and May 2003, in order for us to meet our working capital requirements. The Series B promissory notes were exchanged into the Series C promissory note on September 9, 2003. See the section on Restructuring of Debt and Preferred Shares below and Notes 3 and 4 to the unaudited interim consolidated financial statements for further details on the Series B promissory notes and the exchange to Series C promissory notes.

On September 9, 2003, we issued an aggregate of $366,838 (CDN$500,000) Series D promissory notes to four shareholders, one of whom is also a director of our company. The Series D promissory notes are repayable on December 31, 2005. The notes are subject to a repayment premium equal to 15% of the outstanding principal balance and bear interest at a rate of 8% per annum, which is payable quarterly. We issued to the holders of the Series D notes one share purchase warrant for each $0.64 (CDN$0.8696) of principal which resulted in us issuing 574,999 warrants. The warrants are exercisable for a period of five years at an exercise price of $0.32 (CDN$0.425) per share. The proceeds were used for general working capital purposes.

On September 9, 2003, we issued an aggregate of 1,176,470 units with each unit consisting of one share of our common stock and one share purchase warrant for net proceeds of $362,921 (CDN$495,750). The warrants are exercisable for a period of five years at an exercise price of $0.32 (CDN$0.425) per share. The proceeds were used for general working capital purposes.

On November 15, 2003, we issued one Series E promissory note to one shareholder in the aggregate amount of $115,181 (CDN$150,000) payable on demand. The note is subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

On November 24, 2003, we issued one Series E promissory note to one shareholder in the aggregate amount of $113,705 (CDN$150,000) payable on demand. The note is subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

On December 29, 2003, we issued two additional Series E promissory notes to two separate shareholders in the aggregate amount of $228,868 (CDN$300,000) payable on demand. The notes are subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

During January and February 2004, the Company issued 1,344,333 shares of common stock from the exercise of certain warrants for gross proceeds of $406,076 (Cdn$537,251).

During January 2004, the Company issued 55,438 shares of common stock from the exercise of stock options for gross proceeds of $12,075 (Cdn$15,590).

On March 4, 2004, the Company issued 900,000 units, at Cdn$1.15 per unit for net proceeds of $764,783 (Cdn$1,021,502). Each unit comprises one share of common stock and one half of one non-transferable Class U warrant. Each whole warrant entitles the holder to one common share, exercisable at Cdn$1.36 at any time up to March 4, 2007. The Class U share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn$3.00 for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holders. The Company also issued 33,750 common shares and 16,875 share purchase warrants to a third party as a finders fee.

Restructuring of Debt and Preferred Shares

On September 9, 2003, we restructured certain debt as follows:

- exchanged the Series A promissory notes (CDN$650,000 principal amount) into Series C promissory notes in the principal amount of CDN$650,000 issued by our subsidiary, Voice Mobility Inc.;

- exchanged the Series B promissory notes (CDN$1,800,000 principal amount) into Series C promissory notes in the principal amount of CDN$1,800,000 issued by our subsidiary, Voice Mobility Inc.;

- exchanged the Series B preferred shares (CDN$2,372,526 stated amount) into Series C promissory notes in the principal amount of CDN$2,372,526; and

- issued 864,702 shares of common stock as payment for the 15% repayment fee on the Series A and Series B promissory notes and issued to the holders of the Series A and B promissory notes and the Series B preferred stock, one share purchase warrant for each $1.11 (CDN$1.50) principal amount of Series C promissory notes, with such warrants being exercisable at $0.32 (CDN$0.425) per share for a period of five years.

The Series C promissory notes bear interest at the rate of 8% per annum payable quarterly and will mature on December 31, 2005. We have agreed to repay the Series C promissory notes at a rate equal to 10% of our subsidiaries' gross sales as and when generated. Repayment of the Series C promissory notes are secured against the assets of our subsidiary, Voice Mobility Inc. and we have guaranteed repayment of the Series C promissory notes.

The share purchase warrants issued in connection with the Series C promissory notes have a call feature by which we can demand exercise of the share purchase warrants if our common stock trades at a price equal to or greater than three times the applicable exercise price for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holders.

Aliant Transactions

In February 2001, we entered into a three-year development agreement with Innovatia Inc., a shareholder and a wholly owned subsidiary of Aliant Inc. The purpose of the agreement was to develop a carrier classified product that we would exclusively own or license to Aliant to use as its primary hosted messaging solution for its business and residential customers. Under the agreement, Innovatia would license certain intellectual property to us on a non-exclusive, non-transferable basis for use in the development and verification of our current products and would provide specific professional, project management, administrative and support services for the development, testing and verification of our product with an actual telecommunications company.

On December 28, 2001, we agreed with Innovatia to terminate the three-year development agreement. In settlement of the services provided under this agreement, we issued to Innovatia a promissory note in the amount of $1,707,989 (CDN$2,720,142). Immediately thereafter, we repaid $132,059 (CDN$210,000) of the promissory note by issuing 500,000 common shares at a market price of $0.26 (CDN$0.42) per share.

The promissory note bears interest at prime plus 1% (prime rate at March 31, 2004 was 4.0%) and is repayable in quarterly instalments until repaid in full. The amount payable each quarter is the lesser of $172,865 (CDN$226,678) and 40% of the net aggregate amount of invoices issued by us to Aliant, pursuant to the software license agreement discussed below, in the quarter. In the event the invoiced amount for a particular quarter exceeds $172,865 (CDN$226,678), we will carry forward the difference between the invoiced amount and $172,865 (CDN$226,678) and include the difference in the calculation of maximum amount payable for subsequent quarters. We have the option, until December 31, 2004, to settle some or all of the principal and interest in cash, common shares or a combination thereof. If paid by common shares, then 500,000 of the shares will be valued at the lesser of the market price of our shares on the Toronto Stock Exchange and $0.57 (CDN$0.75) per share, and the value of the balance of any other shares issuable is determined by the weighted average trading price of our common shares on the Toronto Stock Exchange over the ten trading days immediately prior to the date on which the common shares are to be issued.

After December 31, 2004, any amount of the promissory note which remains unpaid will continue to be settled as the lesser of $172,865 (CDN$226,678) and 40% of the net aggregate amount of invoices issued by us to Aliant in the quarter, however we are required to settle only with common shares and the number of common shares payable each quarter, if any, is determined by dividing the maximum amount payable by $1.19 (CDN$1.56).

On April 1, 2004, the maximum amount payable to Aliant was $351,293 (CDN$460,651). If we were to make the election to settle the entire promissory note payable with common shares, this would result in the issuance of an additional 2,571,884 shares of our common stock to Aliant for such quarterly payments. We are required to obtain shareholder and regulatory approval to issue common shares to settle the promissory note. We have obtained shareholder and regulatory approval to issue up to 2,000,000 shares of common stock to settle all or a portion of the promissory note. If we do not obtain additional approval for further issuances of common stock, we can only repay the remaining balance of the promissory note, if any, in cash.

On March 4, 2002, Innovatia and Voice Mobility Inc. signed a new development agreement. The purpose of this agreement was to develop a carrier-grade unified communications product for the period January 1, 2002 to December 31, 2003. Innovatia agreed to license certain intellectual property to us on a non-exclusive non-transferable basis for use in the development and verification of current products and would provide specific professional, project management, administrative and support services. In consideration for these services, we agreed to pay Innovatia a cash royalty within 30 days after the end of each calendar quarter equal to 10% on the gross quarterly revenue received from the sale of our products. On November 26, 2002, Innovatia terminated the development agreement and the royalty payments terminated six months thereafter on May 26, 2003.

In June 2002, we entered into a three-year software license agreement with Aliant Telecom Inc. The license agreement involves the licensing of our product to Aliant for its legacy voicemail replacement and further development of our product to satisfy Aliant's requirements. As part of the agreement, Aliant paid us $0.7 million (CDN$1.125 million) as an initial payment, which we received in August 2002. For the fiscal years ended December 31, 2003 and 2002, we recognized as revenue $22,381 (CDN$32,237) and $461,379 (CDN$724,504) of the initial payment for delivery of software licenses and services. The remaining balance of the initial payment will be recognized as revenue when future product and services are delivered. At this time, we cannot determine when or if Aliant will take delivery of our product and services.

We believe Innovatia has not complied with the terms of its agreements with our company and as a result we are currently in discussions with Innovatia to resolve the matter.

Trends and Uncertainties

Our ability to generate revenues in the future is dependent on when telecommunication companies will replace their legacy voicemail systems and implement new technology, like our enhanced messaging software. We cannot predict when telecommunication companies will adopt such technology and this causes some uncertainty with respect to the growth of and our ability to generate ongoing revenues.

The current general downturn in the telecommunications industry may be causing some telecommunications companies to delay making any capital expenditures in connection with replacing their legacy voicemail systems. If telecommunication companies delay their capital expenditures, then the growth of our revenues could also be delayed.

Future Operations

Presently, our revenues are not sufficient to meet operating and capital expenses and we have incurred operating losses since inception, which are likely to continue for the foreseeable future. We anticipate that we will have negative cash flows during the year ended December 31, 2004. Management projects that we will require an additional $3.3 to $3.9 million to fund our ongoing operating expenses, working capital requirements and extinguish our debt for the next twelve months, broken down as follows:

Estimated Funding Required During the Next Twelve Months
Operating expenses
Sales and Marketing	$650,000 - $800,000
General and Administrative	$850,000 - $950,000
Research and Development	$850,000 - $950,000
Capital Expenditures	$50,000 - $100,000
Working capital	$400,000 - $500,000
Debt
Payment of interest on promissory notes	$500,000 - $600,000
Total	$3,300,000 - $3,900,000

We plan to raise the capital required to satisfy these immediate short-term needs and additional capital required to meet the balance of our estimated funding requirements for the next twelve months primarily through the sale of our equity securities or debt.

On March 4, 2004, we issued an aggregate of 900,000 units with each unit consisting of one share of our common stock and one-half of one share purchase warrant for net proceeds of $764,783 (CDN$1,021,502). During the months of January and February, 2004, we issued an aggregate of 1,399,771 shares of our common stock from the exercise of 1,344,333 warrants and 55,438 options for gross proceeds of $418,151(CDN$552,841).

We currently anticipate that revenues will increase in the long-term as we increase our sales and marketing activities and introduce new versions of our software that are technologically feasible and of carrier class quality. We have implemented significant cost reductions and expect to keep our operating costs to a minimum until cash is available through financing or operating activities. Based on current projections, we anticipate revenues from Tier I telecommunications providers in 2004 generated through the replacement of legacy voice mail systems by such providers.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for the year ended December 31, 2003, our independent chartered accountants included an explanatory paragraph regarding concerns about our ability to continue as a going concern in their audit report.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our current products and any new products that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be forced to scale down or perhaps even cease the operation of our business.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our operating results and financial position.

Revenue Recognition

Revenues are derived from sales of software licenses, hardware and maintenance and training services. We sell software licenses with maintenance and training services, hardware on a stand-alone basis and bundled arrangements including software, hardware and maintenance and training services. We generally license our software to customers for an indefinite period of time.

We recognize revenue in accordance with Statement of Position SOP 97-2 "Software Revenue Recognition" and Staff Accounting Bulletin 101 "Revenue Recognition in Financial Statements".

SOP 97-2 requires that the total arrangement fee from software arrangements that include rights to multiple software products, post contract customer support and/or other services be allocated to each element of the arrangement based on their relative fair values. Under SOP 97-2, the determination of fair value is based on vendor specific objective evidence.

Software revenue is recognized under SOP 97-2 when persuasive evidence of an arrangement exists, when all elements essential to the functionality of the software including installation and training are delivered in accordance with the terms and conditions of the customer contracts, when the fee is fixed or determinable, and when collection is reasonably assured. Fees are considered fixed or determinable if the contracts are similar to others for which we have a standard business practice and a history of successful collection under the original payment terms.

For software arrangements involving multiple elements, we allocate revenue to each element based on vendor specific objective evidence of relative fair values, which are derived by allocating a value to each element that is based upon the prices charged when the element is sold separately. Our product and services are generally sold as part of a contract involving software, hardware, maintenance and training. Vendor specific objective evidence is used to determine the relative fair values of these various elements in each of the contracts.

Revenue for hardware sold separately is recognized under Staff Accounting Bulletin 101. Hardware revenue, net of trade discounts is recognized upon shipment or when all elements essential to functionality are complete and when all significant contractual obligations have been satisfied and collection is reasonably assured. When contracts contain specific contingencies, we defer revenue recognition until such time as the contingencies are resolved.

Revenues from maintenance are recognized rateably over the term of the arrangement, generally one year, and revenues from training are generally recognized as the services are performed.

Software Development Costs

Costs incurred internally to develop computer software products and the costs to acquire externally developed software products (which have no alternative future use) to be sold, leased or otherwise marketed are charged to expense until the technological feasibility of the product has been established. After technological feasibility is established and until the product is available for general release, software development, product enhancements and acquisition costs will be capitalized and amortized on a product-by-product basis.

Stock Based Compensation

We account for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" as amended by Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation Transition and Disclosure - an amendment of FASB Statement No. 123". The pro forma disclosure of stock-based compensation is included in Note 16(d) to our audited consolidated financial statements for the year ended December 31, 2003 and Note 8[e] to our unaudited interim consolidated financial statements for the three months ended March 31, 2004. Under APB 25, compensation expense for employees is based on the difference between the fair value of our stock and the exercise price if any, on the date of the grant. We account for stock issued to non-employees at fair value in accordance with SFAS 123. We use the Black-Scholes option pricing model to determine the fair value of stock options granted to non-employees.

RISK FACTORS

Much of the information included in this quarterly report includes or is based upon estimates, projections or other "forward-looking statements". Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested herein. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Such estimates, projections or other "forward-looking statements" involve various risks and uncertainties as outlined below. We caution readers of this quarterly report that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward-looking statements". In evaluating us, our business and any investment in our business, readers should carefully consider the following factors.

We have had negative cash flows from operations and if we are not able to obtain further financing our business operations may fail.

To date, we have had negative cash flows from operations and have depended on sales of our equity securities and debt financing to meet our cash requirements. We have estimated that we will require between $3.3 and $3.9 million to carry out our business plan in the next twelve months, and we will need to raise additional funds to:

- support our planned rapid growth and carry out our business plan,

- develop new or enhanced services and technologies,

- increase our marketing efforts,

- acquire complementary businesses or technologies,

- respond to regulatory requirements, and

- respond to competitive pressures or unanticipated requirements.

We may not be able to obtain additional equity or debt financing on acceptable terms when we need it. Even if financing is available it may not be available on terms that are favourable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate desired acquisitions and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

We have a history of losses and fluctuating operating results which raise substantial doubt about our ability to continue as a going concern.

Since inception through March 31, 2004, we have incurred aggregate net losses of $36.8 million. Our loss from operations for the quarter year ended March 31, 2004 was $0.6 million and the fiscal year ended December 31, 2003 was $2.8 million. We also incurred a loss from operations for each of the years ended December 31, 2002 and 2001. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will order products, the size of customers' orders, the demand for our products, and the level of competition and general economic conditions.

Although we anticipate that revenues will increase, we expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our products gain market acceptance sufficient to generate a commercially viable and sustainable level of sales, and/or additional products are developed and commercially released and sales of such products made so that we are operating in a profitable manner. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph in our independent chartered accountants' report on the December 31, 2003 consolidated financial statements. Our audited consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on the proprietary technology. If any of our competitors copies or otherwise gains access to the proprietary technology or develops similar software independently, we would not be able to compete as effectively. The measures we take to protect the proprietary technology and other intellectual property rights are currently based upon a combination of copyright, trade secret and trademark laws, but may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our websites or other of our technologies.

We hold no patents on our proprietary technology and may not be able to protect our proprietary technology.

We do not have and do not intend to apply for patents on our products. We currently rely on copyright, trade secrets and trademark laws to protect our proprietary intellectual property. Management believes that the patent application process in many countries in which we intend to sell products would be time-consuming and expensive and any patent protection might be out of date by the time the patent were to be granted.

The departure of any of our management or significant technical personnel, the breach of their confidentiality and non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations. We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. Employees may and have left us to go to work for a competitor. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations. Our ability to compete successfully and achieve future revenue growth will depend, in part, on our ability to protect our proprietary technology and operate without infringing upon the rights of others. We may not be able to successfully protect our proprietary technology, and our proprietary technology may otherwise become known or be independently developed by competitors. Competitors' products may add features, increase performance or sell at lower prices. We cannot predict whether our products will continue to compete successfully with such existing rival architectures or whether new architectures will establish or gain market acceptance or provide increased competition with our products.

Substantially all of our assets, all of our directors and a majority of our officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and a majority of our officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

We are currently dependent on a limited number of customers and if we are unable to diversify our customer base and we lose one or more of these customers, then our revenues may decrease significantly.

During the three-months ended March 31, 2004, we did not generate any sales. In 2003, our revenues consisted of the recognition of deferred revenue of the prior year. Of this total, revenue from Aliant, Inc. and its subsidiaries comprised 39% of our revenues in the year ended December 31, 2003. Sales to Aliant, Inc. and its subsidiaries comprised 84% of our revenues in the year ended December 31, 2002 and 56% of our revenues in the year ended December 31, 2001. If our business strategy is successful, we expect that we will become less dependent on such significant customers in the future as sales increase. However, if we are unable to successfully diversify our customer base and if we lost one or more of these limited number of customers, our revenues would decrease significantly and our business, financial condition and results of operations would be materially and adversely affected.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

The market for unified messaging software is highly competitive and subject to frequent product introductions with improved price and/or performance characteristics. Even if we are able to introduce products which meet evolving customer requirements in a timely manner, there can be no assurance that our new products will gain market acceptance. Many companies, including Lucent, Comverse and IP Unity and others have greater financial, technical, sales and marketing resources, better name recognition and a larger customer base than ours. In addition, many of our large competitors may offer customers a broader product line, which may provide a more comprehensive solution than our current solutions. Increased competition in the unified messaging industry could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on our ability to generate revenues and successfully operate our business.

Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.

The telecommunications industry is characterized by rapidly changing technology and evolving industry standards. We believe that our success will depend on our ability to continuously develop our products, to enhance our current products and to introduce them promptly into the market. We can make no assurance that our technology or systems will not become obsolete due to the introduction of alternative technologies. If we are unable to continue to develop and introduce new products to meet technology changes and changes in market demands, our business and operating results, including our ability to generate revenues, could be adversely affected.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the development of our technology, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Our future growth and our ability to generate revenues may be materially and adversely affected by continued reductions in spending on telecommunications infrastructure by our customers.

A continued slowdown in capital spending by telecommunication service providers may affect our revenues more than we currently expect. Moreover, the significant slowdown in capital spending by telecommunication service providers has created uncertainty as to market demand for the type of products we produce. As a result, revenues and operating results for a particular period can be difficult to predict. In addition, there can be no certainty as to the severity or duration of the current industry adjustment. As a result of the recent changes in industry and market conditions, many of our customers have reduced their capital spending on telecommunications infrastructure. Our revenues and operating results are expected to continue to be affected by the continued reductions in capital spending on telecommunications infrastructure by our customers.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Our common stock currently trades on a limited basis on the OTC Bulletin Board and the Toronto Stock Exchange. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other telephony companies, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our ability to continue our normal operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Our Articles of Incorporation and Bylaws and Nevada law contain provisions that could delay or prevent a change of control and could limit the market price of our common stock.

Our authorized capital stock consists of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. To date, 1 share of Series A preferred stock has been designated and is issued and outstanding and, 666,667 shares of Series B preferred stock have been designated, of which nil are issued and outstanding. Our board of directors, without any action by stockholders, is authorized to designate and issue shares of preferred stock in any class or series as it deems appropriate and to establish the rights, preferences and privileges of these shares, including dividends, liquidation and voting rights. The rights of holders of shares of preferred stock that may be issued may be superior to the rights granted to the holders of existing shares of our common stock. Further, the ability of our board of directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of our common stock.

Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the National Association of Securities Dealers (NASD) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

If we elect to pay fees to Innovatia in common stock then our shareholders will be subject to further, and maybe significant, dilution.

On December 28, 2001, we issued to Innovatia a promissory note in the amount of $1,707,989 (CDN$2,720,142) of which $2,079,004 (CDN$2,726,197) remains outstanding at March 31, 2004. The amount payable each quarter is the lesser of $172,865 (CDN$226,678) and 40% of the net aggregate amount of invoices issued by us to Aliant in the quarter. The quarterly amounts payable, if any, will be due on or before the first business day following the quarter end date. On January 1, 2004, the maximum amount payable to Aliant was $351,293 (CDN$460,651). We have the option, until December 31, 2004, to settle some or all of the promissory note, principal and interest, in cash, common shares or a combination of cash and common shares. After December 31, 2004, we are required to pay any amount of the promissory note, which remains unpaid through the issuance of our common shares. If all or a significant portion of these payments were made in shares of our common stock, this would result in substantial additional dilution in the future. Refer to Note 7 to the unaudited interim consolidated financial statements for more information on the outstanding note to Innovatia.

We are involved in a lawsuit with a former employee, which if decided against us may have a negative impact on our continuing operations.

On December 31, 2001, Budd Stewart, one of our former employees, commenced a lawsuit claiming approximately $1,826,000. Although management believes there is no merit to this lawsuit, if the lawsuit is decided against us in the amounts claimed, it may have a negative impact on our continuing operations if we do not have sufficient capital at the time to pay any such amounts.

Item 3. Controls and Procedures

As required by Rule 13a-15 under the Exchange Act, we have carried out an evaluation of the effectiveness of the design and operation of our company's disclosure controls and procedures as of the end of the period covered by this quarterly report, being March 31, 2004. This evaluation was carried out under the supervision and with the participation of our company's management, including our company's president and chief executive officer. Based upon that evaluation, our company's president and chief executive officer concluded that our company's disclosure controls and procedures are effective. There have been no significant changes in our company's internal controls or in other factors, which could significantly affect internal controls subsequent to the date we carried out our evaluation.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our company's reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our company's reports filed under the Exchange Act is accumulated and communicated to management, including our company's president and chief executive officer as appropriate, to allow timely decisions regarding required disclosure.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

On August 8, 2001, Sharon Ho commenced an action in the Superior Court of California against our company and its operating subsidiary to recover damages as a result of an alleged breach of contract, which occurred prior to April 1, 1999. On October 10, 2001, we entered into an indemnification agreement with Robert Cashman, the former majority shareholder of our company (then named Equity Capital Group, Inc.), to indemnify us against any claims or liabilities that existed prior to the reverse acquisition by Voice Mobility Inc. of our company (then named Equity Capital Group, Inc.), including the claim by Sharon Ho. On October 10, 2001, we also entered into a settlement agreement with Robert Cashman, whereby he was to pay us $290,000 to cover the costs of a proposed settlement with Sharon Ho and additional related legal expenses. The $290,000 was to be paid in instalments from October 10, 2001 to October 25, 2002. In addition to the indemnification and settlement agreements, we also obtained a security agreement, a guaranty agreement and a stock pledge agreement to ensure that Mr. Cashman would make the required payments. On October 15, 2001, we executed a settlement agreement and mutual release with Ms. Ho. The settlement agreement required us to pay Ms. Ho $252,500 to be paid in instalments from October 10, 2001 to October 1, 2002, which we paid in full as at September 30, 2002. On March 8, 2002, William Krebs, a shareholder and director of our company, agreed to indemnify our company against any losses that may be incurred by us on the collectibility of the amounts agreed to be paid by Mr. Cashman. On September 16, 2002, Mr. Cashman filed for bankruptcy protection under Chapter 13 of the U.S. Bankruptcy Code in U.S. Bankruptcy Court, Central District of California (Case No. SA02-16986 JR). We took action under the pledge agreement and the security agreement and took possession of certain assets of Mr. Cashman. On January 27, 2003, we sold a portion of those assets and realized cash of approximately $53,000.

On December 31, 2001, Budd Stewart, a former employee of our subsidiary, filed a Writ of Summons and Statement of Claim with the Supreme Court of British Columbia (Vancouver Registry), alleging that his employment was terminated and that we breached the terms of stock option agreement. The relief sought by Mr. Stewart is damages under several causes of action for an aggregate of approximately $1,826,000. In our Statement of Defence, we deny that there was an existing employment agreement with Mr. Stewart and deny that we have breached the terms of any stock option agreement. We believe that there is no substantive merit to the claims made by Mr. Stewart and we intend to vigorously defend the action. We are also seeking costs from Mr. Stewart in this matter. In October 2002 and June 2003, the parties conducted examinations for discovery. A trial was scheduled for November 2003 but the trial had been adjourned. A trial date is scheduled for May 31, 2004.

Other than as set out above, to our knowledge we are not a party to any other litigation as at May 1, 2004. We anticipate that, from time to time, we periodically may become subject to other legal proceedings in the ordinary course of our business. We are unable to ascertain the ultimate aggregate amount of monetary liability or financial impact of the above matters which seek damages of material or indeterminate amounts, and therefore cannot determine whether these actions, suits, claims or proceedings will, individually or collectively, have a material adverse effect on our business, results of operations, and financial condition. We intend to vigorously defend these actions, suits, claims and proceedings.

Item 2. Changes in Securities.

On January 7, 2004, in connection with the exercise of 100,000 exchangeable shares, we issued 100,000 common shares for no additional consideration to one non-U.S. person in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

During January and February 2004, in connection with the exercise of certain share purchase warrants, we issued 1,344,333 shares of common stock for gross proceeds of $406,076 (Cdn$537,251) to eight non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

During January 2004, in connection with the exercise of stock options, we issued 55,438 shares of common stock for gross proceeds of $12,075 (Cdn$15,590) to two non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On March 4, 2004, in connection with a private placement transaction, we issued 900,000 units at $0.86 (CDN$1.15) per unit for net proceeds of $764,783 (CDN$1,021,502) to twenty two non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933. Each unit consists of one share of our common stock and one half of one share purchase warrant, with each whole warrant exercisable for a period of three years at an exercise price of $1.04 (CDN$1.36) per share. The company also issued 33,750 common shares and 16,875 share purchase warrants to a third party as a finders fee.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Submission of Matters to a Vote of Security Holders.

None.

Item 5. Other Information.

None.

Item 6. Exhibits and Reports on Form 8-K.

(a) Exhibits:

Exhibit Number	Description
3.1	Articles of Incorporation, dated October 1, 1997 (1)
29
3.2	Articles of Amendment of Articles of Incorporation, dated June 24, 1999 (1)
3.6	Amended and Restated Bylaws (4)
4.1	Common Stock Certificate (1)
4.2	Form of Warrant (1)
4.3	Certificate of Designation of Series A Preferred Stock (1)
4.4	Certificate of Designation of Series B Preferred Stock, dated December 27, 2000 (5)
4.5	Certificate of Amendment to Certificate of Designation of Series B Preferred Stock (9)
5.1	Opinion of Jones Vargas (6)
10.1	Amended and Restated 1999 Stock Option Plan (4)
10.2	Employment Agreement between Voice Mobility Inc. and of James Jay Hutton, dated April 1, 1998 (1)
10.3	Employment Agreement between Voice Mobility Inc. and of William Gardiner, dated August 1, 1998 (1)
10.4	Employment Agreement between Voice Mobility Inc. and of Jason Corless, dated October 1, 1998 (1)
10.5	Employment Agreement between Voice Mobility Inc. and of Budd Stewart, dated June 20, 1999 (1)
10.6	Employment Agreement between Voice Mobility Inc. and of Geoff Heston, dated August 7, 1999 (1)
10.7	Acquisition Agreement of Voice Mobility Inc., dated June 24, 1999 (1)
10.8	Agreement and Plan of Distribution of Equity Capital Group, Inc., dated April 1, 1999 (1)
10.10	Debt Settlement Agreement with Maritime Tel & Tel, dated September 15, 1997(1)
10.11	Voting, Support and Exchange Trust Agreement, dated September 30, 1999 (1)
10.12	Debt Settlement Agreement with Pacific Western Mortgage Corporation, dated March 31, 1999 (1)
10.13	Debt Settlement Agreement with Ernest Weir Gardiner, dated March 31, 1999 (1)
10.14	Stock Purchase Agreement , dated April 1, 1999(1)
10.15	Form of Subscription Agreement, dated April 1, 1999 (1)
10.16	Exchange Agreement, dated July 5, 1999 (1)
10.17	Employment Agreement between Voice Mobility Inc. and Thomas G. O'Flaherty, dated January 1, 2000 (5)
30
10.18	Employment Agreement between Voice Mobility Inc. and David Grinstead, dated February 1, 2000 (5)
10.19	Form of Series B Preferred Stock Subscription Agreement, dated December 27, 2000 (5)
10.20	Form of Class I Stock Purchase Warrant, dated December 29, 2000 (5)
10.21	Escrow Agreement, as amended, dated December 29, 2000 (6)
10.22	Agency Agreement, dated April 3, 2001 (6)
10.23	Special Warrant Indenture, dated April 3, 2001 (6)
10.24	Share Warrant Indenture, dated April 3, 2001 (6)
10.25	Form of Subscription Agreements for Special Warrants (6)
10.26	LivingLAB Agreement Between Voice Mobility Inc. and Innovatia, dated February 27, 2001 (6)
10.27	Non-Negotiable Promissory Note in favor of Ibex Investments Ltd., as amended, dated April 25, 2001 (8)
10.28	Class K Stock Purchase Warrant, dated April 25, 2001 (6)
10.29	Non-Negotiable Promissory Note in favor of Alliance Equities Ltd., dated May 11, 2001 (7)
10.30	Non-Negotiable Promissory Note in favor or Interior Holdings Ltd., dated May 11, 2001 (7)
10.31	Form of Class L Stock Purchase Warrant , dated May 11, 2001 (7)
10.32	Non-Negotiable Promissory Note in favor of Alliance Equities Ltd., dated June 14, 2001(8)
10.33	Non-Negotiable Promissory Note in favor of Interior Holdings Ltd., dated June 14, 2001(8)
10.34	Form of Class M Stock Purchase Warrant, dated June 14, 2001 (8)
10.35	Non-Negotiable Promissory Note in favor of Alliance Equities Ltd., dated June 25, 2001 (8)
10.36	Non-Negotiable Promissory Note in favor of Interior Holdings Ltd., dated June 25, 2001 (8)
10.37	Form of Class N Stock Purchase Warrant, dated June 15, 2001 (8)
10.38	Escrow Agreement among the Company, Computershare Trust Company of Canada and certain shareholders of the Company dated July 3, 2001 (8)
10.39	Settlement Agreement between Thomas O'Flaherty and the Company dated June 29, 2001 (8)
31
10.40	Employment Agreement between Voice Mobility Inc. and Randy Buchamer, dated August 16, 2001 (9)
10.41	Amended LivingLAB Agreement between Voice Mobility Inc. and Innovatia Inc., dated March 4, 2002(9)
10.42	Addendum to LivingLAB Agreement, dated December 28, 2001 (9)
10.43	Employment Agreement between Voice Mobility Inc. and James Hutton, dated April 1, 2000 (9)
10.44

Software License Agreement, dated June 13, 2002, between Aliant Telecom Inc. and Voice Mobility Inc. (Confidential treatment requested. Confidential portions of this exhibit have been redacted and filed separately with the Commission) (10)

10.45	Form of Subscription Agreement, dated July 26, 2002 and July 31, 2002 (11)
10.46	Employment Agreement between Voice Mobility Inc. and Marco Pacelli, dated October 1, 2002 (11)
10.47	Subscription Agreement, dated December 30, 2002, with Wilt Laird (11)
10.48	Subscription Agreement, dated December 30, 2002, with Margit Kristiansen (11)
10.49	Ikano Communications Agreement dated April 6, 2000 (11)
10.50	Reseller Agreement, dated December 13, 2002, with Equiposy Control Division Commercial S.A. de C.V. (11)
10.51	Form of Subscription Agreement and Promissory Note, dated June 28, 2002 between Voice Mobility Inc. and each of William Laird, Bernice Kosier, Margit Kristiansen and Ketty Hughes. (12)
10.52	Form of extension certificate of Class P and Class Q warrants (13)
10.53

Form of Exchange Agreements in connection with the conversion of the Series A and B Promissory Note, dated September 9, 2003 between Voice Mobility Inc. and each of William Laird, Bernice Kosier, Margit Kristiansen and Ketty Hughes. (14)

10.54

Form of Exchange Agreements in connection with the conversion of the Series B Preferred Shares, dated September 9, 2003 between Voice Mobility Inc. and each of MICAP Holdings Inc. and Manzanita Investments Ltd. (14)

10.55

Form of Subscription Agreements in connection with the issuance of Series D Promissory Notes dated September 9, 2003 between Voice Mobility Inc, and each of Ketty Hughes, William Laird, Margit Kristiansen and William Krebs. (14)

10.56	Form of Subscription Agreements in connection with the unit financing dated September 9, 2003 between Voice Mobility International Inc. and each of William Laird, Bob Tassone and Kathy Fox. (14)
32
10.57

Master License and Service Agreement between Voice Mobility International Inc., and Avaya Inc., dated September 12, 2003 (Portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment filed under 17 C.F.R. 200.80(b)(4) and 240.24b-2). (14)

10.58	Amendment No. 1 to Master License and Service Agreement between Voice Mobility International, Inc. and Avaya Inc., dated December 2, 2003. (15)
10.59

Form of Subscription Agreements in connection with the unit financing dated March 4, 2004 between Voice Mobility International Inc. and each of Elizabeth Ann Laird, 656938 BC Ltd., Richard Roberts, Myrna Roberts, Heinz Hofliger, Kathy Fox and Bob Tassone, Andrew Bury, Heather Bury, Constance and Stuart Ostlund, Columbia Marketing Ltd., Berkin Business SA, Paul Currie, Randall West, Mike Hope, Lila Jung, Don Sharpe, Steve Clippingdale, Chartwell Investment Services, Shalimar Business, 514742 BC Ltd., and 391566 BC Ltd. (15)

10.60

Form of Subscription Agreements in connection with the issuance of the Series E Promissory Notes dated November 15, 2003, November 24, 2003 and December 29, 2003 between Voice Mobility International Inc. and each of William Laird and Margit Kristiansen. (15)

31*	Section 302 Certification of Randy Buchamer, dated May 11, 2004
32*	Section 906 Certification of Randy Buchamer, dated May 11, 2004

* Filed herewith.

(1) Previously submitted with our Registration Statement on Form 10-SB, as originally filed on September 17, 1999, and all amendments thereto.

(2) Previously submitted with our Form 8-K, as filed on March 16, 2000.

(3) Previously submitted with our Form 10-KSB, as filed on March 30, 2000.

(4) Previously submitted with our Definitive Schedule 14A as filed on May 19, 2000.

(5) Previously submitted with our Form 10-KSB, as filed on April 11, 2001.

(6) Previously submitted with our Registration Statement on Form S-1, as originally filed on May 10, 2001.

(7) Previously submitted with our Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, as filed on June 7, 2001.

(8) Previously submitted with our Post-effective Amendment No. 1 to the Registration Statement on Form S-1, as filed on July 16, 2001.

(9) Previously submitted with our Form 10-K, as filed on April 1, 2002.

(10) Previously submitted with our Amendment No. 2 to Form 10-Q/A as filed on January 10, 2003.

(11) Previously submitted with our Form 10-K, as filed on April 1, 2003.

(12) Previously submitted with our Form 10-Q, as filed on May 15, 2003.

(13) Previously submitted with our Form 10-Q, as filed on August 14, 2003.

(14) Previously submitted with our Form 10-Q, as filed on November 14, 2003.

(15) Previously submitted with our Form 10-K, as filed on March 26, 2004.

(b) Reports on Form 8-K:

1) On March 10, 2004, we filed a report on Form 8-K relating to a press release issued on March 9, 2004 announcing we had closed an interim private placement of 900,000 units at a purchase price of Cdn $1.15 per unit for aggregate gross proceeds to the Company of Cdn $1,035,000.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VOICE MOBILITY INTERNATIONAL, INC.

By: /s/ Randy G. Buchamer
Randy G. Buchamer
Chief Executive Officer and Director
Principal Executive Officer and Principal Financial Officer

Dated: May 11, 2004